Exhibit 10.1

ADE CORPORATION

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of ADE Corporation (the “Company”) for services provided to the Company as directors, which is subject to modification at any time by the Board of Directors.

•	Each independent Director shall receive annual cash compensation of $5,000 each year at each annual meeting of the Board of Directors following the Annual Meeting of Shareholders.
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Each independent Director shall receive a grant of options to acquire 5,000 shares of ADE’s common stock each year at the Board of Directors meeting immediately following ADE’s Annual Meeting of Shareholders.

•	Each independent Director shall be reimbursed for expenses for meetings attended.